Exhibit 10.3
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement dated as of September 18, 2022 (“Agreement”) is by and between BTRS Holdings, Inc., d/b/a Billtrust, a Delaware corporation, with its principal place of business in Hamilton, New Jersey (“Company”) and Steven Pinado (“Executive”). This Agreement amends, restates, and supersedes in its entirety the Employment Agreement between Factor Systems, Inc. and Executive, dated as of March 28, 2018 and subsequently amended, including on October 14, 2020 (the “Prior Agreement”).
WHEREAS, the Company desires to continue to employ Executive pursuant to the terms of this Agreement and, in connection therewith, to compensate Executive for Executive’s personal services to the Company; and
WHEREAS, Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation pursuant to the terms of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:
1.Employment by the Company.
(a)Position. Executive will be employed in the position of President, reporting to the Chief Executive Officer of the Company (the “CEO”).
(b)Term. The term of employment under this Agreement (the “Term”) shall commence on the date hereof (the “Effective Date”) and shall continue until terminated by the Company or Executive in accordance with the terms and conditions set forth herein.
(c)Duties. During the Term, Executive will perform such duties as are normally associated with Executive’s position and such duties as are assigned to Executive from time to time that are consistent with Executive’s position. Executive shall be permitted to perform such duties primarily “remotely” in a location where the Company maintains a substantial business presence, as determined in accordance with the Company’s remote working policies, which includes, in any case, Pennsylvania; provided that Executive shall be expected to travel for business.
(d)Outside Activities. During the Term, Executive will work on a full-time basis for the Company and will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company; provided that the foregoing shall not prevent Executive from (i) devoting reasonable time to volunteer services for or on behalf of religious, educational, non-profit and/or other charitable organizations, (ii) devoting reasonable time to activities in the non-profit and business communities, including serving on the board of directors or board of advisors for non-profit or charitable organizations; (iii) managing Executive’s personal passive investments; (iv) serving on the boards of directors on which Executive serves on the date of this Agreement and which has previously been disclosed to the Board; and (v) such other activities as may be specifically approved by the Board, such approval not to be unreasonably withheld, including service on the board of directors of other for-profit companies and enterprises, in each case, so long as such activities do not interfere or conflict with Executive’s obligations or duties hereunder or any restrictive covenant agreement to which Executive is a party or create a potential business or fiduciary conflict with Executive’s duties to the Company.
2.Compensation.
(a)Salary. During the Term, Executive’s annual base salary (“Base Salary”) will be $375,000, subject to periodic review and adjustment by the Compensation Committee (“Compensation Committee”) of the Company’s Board of Directors (the “Board”).
(b)Annual Bonus. During the Term, Executive shall be eligible for an annual cash bonus (an “Annual Bonus”) with a target amount equal to 60% of Executive’s then-current Base Salary (the

Exhibit 10.3
“Target Bonus”), subject to periodic review and adjustment by the Compensation Committee. The actual amount of the Annual Bonus shall be determined based on achievement of performance criteria established by the Compensation Committee. The Annual Bonus, if any, earned for any fiscal year shall be paid in cash as soon as practicable following the completion of the Company’s fiscal year, and in any event no later than March 15 of the calendar year after the year to which such bonus relates, or at such other time as may be provided under any annual bonus plan adopted or maintained by the Company that applies to similarly situated senior executives of the Company (“Bonus Plan”). In order to receive an Annual Bonus for any fiscal year, Executive must be employed by the Company at the time of payment of such Annual Bonus, unless otherwise provided herein or in a Bonus Plan.
(c)Equity. During the Term, Executive will be eligible to receive equity incentive awards pursuant to the terms of the Company’s 2020 Equity Incentive Plan, as amended from time to time, or any successor plan adopted by the Company or any successor thereto (the “Equity Incentive Plan”). Subject to the terms of the Equity Incentive Plan, equity awards will be awarded at the discretion of the Board or the Compensation Committee.
(d)Benefits. During the Term, Executive will be eligible to participate in employee health and welfare benefit plans and programs, as in effect from time to time. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.
(e)Expense Reimbursement. During the Term, the Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as in effect from time to time.
(f)Vacation. During the Term, Executive shall be entitled to paid vacation and paid holidays in accordance with Company policy as in effect from time to time.
3.Proprietary Information, Inventions, Non-Competition and Non-Solicitation Obligations. As a condition of continued employment, Executive agrees to execute and abide by an Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement attached as Exhibit B (“Proprietary Information Agreement”), which may be amended by the parties pursuant to its terms from time to time pursuant to the terms thereof without regard to this Agreement. The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement and Executive’s employment hereunder.
4.No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement does not and will not breach any agreement or obligation made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict with this Section 4.
5.Termination of Employment. The parties acknowledge that Executive’s employment relationship with the Company is at-will, meaning either the Company or Executive may terminate Executive’s employment and the Term at any time, with or without cause or advance notice. The effective date of Executive’s termination of employment for any reason shall be referred to as the “Termination Date”. The provisions in this Section 5 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.
(a)Termination by the Company for Cause; Resignation Without Good Reason. The Company may terminate Executive’s employment for Cause (as defined below) upon providing written notice to Executive of such termination and the circumstances constituting grounds for termination for Cause, after the expiration of any applicable cure period to the extent such circumstances were not cured. Executive may resign from Executive’s employment without Good Reason (as defined below) at any time with 60 days prior written notice; provided that the Company may in its sole discretion elect to waive such notice period and pay Executive the Base Salary during the notice period. Upon Executive’s termination of employment by the Company for Cause or Executive’s resignation without

Exhibit 10.3
Good Reason, Executive shall only be entitled to the following payments and benefits (collectively, the “Accrued Benefits”):
(i)any Base Salary earned but not paid through the Termination Date, paid on the next regularly scheduled payroll date following such termination, or earlier if required by law,
(ii)any unreimbursed business expenses reimbursable under Section 2(e),
(iii)treatment of Executive’s equity-based awards in accordance with the applicable governing documents,
(iv)all other benefits, if any, due to Executive, as determined in accordance with the plans, policies and practices of the Company and applicable law and
(v)continued rights to indemnification and coverage under the Company’s directors’ and officers’ liability policy.
(b)Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. In addition, upon Executive’s Disability (as defined below), the Company may, subject to applicable law, terminate Executive’s employment. Upon the termination of Executive’s employment due to Executive’s death or Disability, Executive (or Executive’s estate) shall be entitled to the Accrued Benefits, and, subject to Executive (or Executive’s estate) signing and not revoking a Release (as defined below) pursuant to Section 5(f), Executive (or Executive’s estate) shall be entitled to the following payments and benefits (the “Death/Disability Benefits”):
(i)any Annual Bonus for the year prior to the year of termination that has been earned but not yet paid, which shall be payable at the same time the Annual Bonus would have been paid had Executive continued in employment through the payment date (the “Prior Year Bonus”);
(ii)a pro-rata portion of the Target Bonus for the year of termination (with pro-ration based on the number of days of Executive’s employment during such year), payable within 60 days after the Termination Date (the “Pro-Rata Bonus”);
(iii)a lump sum payment equal to one times Executive’s then-current annual Base Salary (after giving effect to any adjustment to Base Salary that has been made since the Effective Date), payable within 60 days after the Termination Date;
(iv)a lump sum payment, payable within 60 days after the Termination Date, equal to 12 times the “Monthly COBRA Subsidy”, which means (x) the monthly cost of continued health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for which Executive and any of Executive’s dependents are eligible minus the employee portion of the premium for which health care benefits that Executive would have been required to pay had Executive continued in employment plus (y) an amount intended to cover the estimated applicable federal and state income taxes applicable to the amount referenced in clause (x) and this clause (y) such that the after-tax amount of the Monthly COBRA Subsidy equals the amount in clause (x); and
(v)with respect to Executive’s outstanding equity or equity-based incentive awards, including those granted pursuant to the Equity Incentive Plan or any predecessor equity incentive plan of the Company or any of its affiliates or predecessors in interest (each an “Equity Award”), notwithstanding the terms of any award or other agreement entered into in respect of or otherwise governing any Equity Award (each an “Award Agreement”), a portion of such Equity Awards that would have vested during the 12-month period following the Termination Date shall immediately vest; provided that to the extent that the Equity Award is subject to performance criteria or conditions, performance shall be deemed to have been met (x) based on actual performance (as determined after the end of the performance period) if

Exhibit 10.3
the applicable performance period has ended prior to the Termination Date and (y) based on the greater of actual performance (as determined after the end of the performance period) and target performance if the applicable performance period has not yet ended as of the Termination Date; provided further that (A) if the applicable Award Agreement provides for additional or more favorable vesting or other treatment, Executive shall be entitled to any such additional or more favorable vesting or other treatment and (B) if the applicable Award Agreement specifically provides that this provision of this Agreement does not apply, then the Equity Award will be governed by the Award Agreement.
(c)Termination by the Company without Cause; Resignation for Good Reason. The Company may terminate Executive’s employment at any time without Cause, with 60 days’ prior written notice, and Executive may resign from Executive’s employment for Good Reason in accordance with the procedures set forth in the definition of “Good Reason” below. In such event, the severance benefits to which Executive will be eligible will depend on whether such termination is a Qualifying Non-CIC Termination or a Qualifying CIC Termination (each as defined below).
(d)Qualifying Non-CIC Termination. If the Company terminates Executive’s employment with the Company without Cause or Executive terminates Executive’s employment with the Company for Good Reason, and such termination occurs more than three months prior to the entry into a definitive agreement resulting in, or more than 24 months following, a Change in Control (as defined in the Equity Incentive Plan) (a “Qualifying Non-CIC Termination”), then Executive shall be entitled to the Accrued Benefits, and, subject to Executive signing and not revoking a Release pursuant to Section 5(f), Executive shall be entitled to the following payments and benefits (the “Non-CIC Severance Benefits”):
(i)any Prior Year Bonus, payable at the same time the Annual Bonus would have been paid had Executive continued in employment through the payment date;
(ii)a Pro-Rata Bonus, payable within 60 days after the Termination Date;
(iii)a severance amount equal to one times the sum of Executive’s (x) then-current annual Base Salary plus (y) then-current Target Bonus (each calculated after giving effect to any adjustment to Base Salary or Target Bonus that has been made since the Effective Date, but disregarding any reduction thereof that has given rise to Good Reason hereunder), which shall be payable over the 12-month period following the Termination Date;
(iv)notwithstanding the terms of the applicable Award Agreement, a portion of Executive’s Equity Awards that would have vested during the 12-month period following the Termination Date shall immediately vest; provided that to the extent that the Equity Award is subject to performance criteria or conditions, performance shall be deemed to have been met (x) based on actual performance (as determined after the end of the performance period) if the applicable performance period has ended prior to the Termination Date and (y) based on the greater of actual performance (as determined after the end of the performance period) and target performance if the applicable performance period has not yet ended as of the Termination Date; provided further that (A) if the applicable Award Agreement provides for additional or more favorable vesting or other treatment, Executive shall be entitled to any such additional or more favorable vesting or other treatment and (B) if the applicable Award Agreement specifically provides that this provision of this Agreement does not apply, then the Equity Award will be governed by the Award Agreement;
(v)the ability to exercise any outstanding and vested stock options through the earlier of (x) the 12-month anniversary of the Termination Date (or any later date as set forth in the applicable Award Agreement) or (y) the original expiration date of such options; and
(vi)a lump sum payment, payable within 60 days after the Termination Date, equal to 12 times the Monthly COBRA Subsidy.

Exhibit 10.3
(e)Qualifying CIC Termination. If the Company terminates Executive’s employment with the Company without Cause or Executive terminates Executive’s employment with the Company for Good Reason, and such termination occurs within three months prior to the entry into a definitive agreement resulting in, or within 24 months following, a Change in Control (a “Qualifying CIC Termination”), then Executive shall be entitled to the Accrued Benefits, and, subject to Executive signing and not revoking a Release pursuant to Section 5(f), Executive shall be entitled to the following payments and benefits (the “CIC Severance Benefits”):
(i)any Prior Year Bonus, payable at the same time the Annual Bonus would have been paid had Executive continued in employment through the payment date;
(ii)a Pro-Rata Bonus, payable within 60 days after the Termination Date;
(iii)a severance amount equal to one times the sum of Executive’s (x) then-current annual Base Salary plus (y) then-current Target Bonus (each calculated after giving effect to any adjustment to Base Salary or Target Bonus that has been made since the Effective Date, but disregarding any reduction thereof that has given rise to Good Reason hereunder), which shall be payable in a lump sum within 60 days after the Termination Date;
(iv)immediate accelerated vesting of all outstanding Equity Awards; provided that to the extent that an Equity Award is subject to performance criteria or conditions, performance shall be deemed to have been met (x) based on actual performance (as determined after the end of the performance period) if the applicable performance period has ended prior to the Termination Date and (y) based on the greater of actual performance (as determined after the end of the performance period) and target performance if the applicable performance period has not yet ended as of the date of Termination Date;
(v)the ability to exercise any Company stock options that are vested through the earlier of (x) the 12-month anniversary of the Termination Date (or any later date as set forth in the applicable Award Agreement) or (y) the original expiration date of such option; and
(vi)a lump sum payment, payable within 60 days after the Termination Date, equal to 12 times the Monthly COBRA Subsidy.
(f)Release Requirement. The payment of any Death/Disability Benefits, Non-CIC Severance Benefits or the CIC Severance Benefits (collectively, the “Severance Benefits”), as applicable, shall be conditioned on Executive (or Executive’s estate, as applicable) executing and not revoking a customary general release of claims against the Company and its subsidiaries and affiliates (the “Company Group”), and their respective past, present and future officers, directors, shareholders, employees, employee benefits plans, administrators, trustees, agents, representatives, consultants, predecessors, successors and assigns, and all those connected with any of them (the “Release”), in substantially the form attached hereto as Exhibit A, which Release will be provided to Executive (or Executive’s estate, as applicable) within 5 days following the Termination Date, and must be executed by Executive (or Executive’s estate, as applicable) within the timeframe set forth therein (which shall be no less than 21 days from the date the Release is provided to Executive (or Executive’s estate, as applicable), or 45 days from such date in the event of a group termination). The Release will not be effective until it has been signed by Executive (or Executive’s estate, as applicable) and any applicable revocation period set forth therein has expired without Executive (or Executive’s estate, as applicable) revoking the Release (the date of such effectiveness, the “Release Effective Date”). Notwithstanding anything to the contrary in this Section 5 or otherwise in this Agreement, no Severance Benefits shall be paid or provided until the Release Effective Date, and any Severance Benefits that would have otherwise been paid prior to the Release Effective Date pursuant to this Section 5 shall be paid as soon as practicable after the Release Effective Date (and no later than the next payroll period following the Release Effective Date; provided that if the period during which Executive may execute and deliver the Release spans two calendar years, no Severance Benefits will be paid or provided until the second calendar year).

Exhibit 10.3
(g)Miscellaneous.
(i)The Severance Benefits provided to Executive pursuant to this Section 5 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program. For the avoidance of doubt, it is the parties’ intent that Executive shall in no event be entitled to more than one type of Severance Benefits, e.g., if Executive is entitled to Non-CIC Severance Benefits, Executive shall not be entitled to Death/Disability Benefits or CIC Severance Benefits, provided that if Executive commences receipt of Non-CIC Severance Benefits and then becomes entitled to CIC Severance Benefits, Executive’s Severance Benefits shall be adjusted accordingly in a manner compliant with Section 409A of the United States Internal Revenue Code (the “Code”), but in no event shall Executive receive duplicate Severance Benefits.
(ii)Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Executive may be entitled in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty. Notwithstanding anything to the contrary in this Agreement, if at any time the Board determines in good faith that Executive has engaged in an act or omission that would reasonably be expected to constitute grounds for the Company Group to terminate Executive’s employment hereunder for Cause, the Board may suspend Executive from Executive’s offices and duties with the Company Group for a period of time reasonably necessary to permit the Board to complete an appropriate investigation. During such suspension period, Executive shall remain an employee of the Company and shall continue to be eligible to receive all compensation and benefits due to Executive hereunder, but Executive shall not be authorized to act, or to self-represent, as an officer or agent of the Company Group for any purpose and shall, at the Board’s request, vacate the premises of the Company Group and promptly return to the Company all property of the Company Group. Any such suspension by itself shall not be deemed Good Reason. Notwithstanding anything in this Agreement to the contrary, it is agreed and understood that the Severance Benefits are intended to constitute consideration for Executive’s obligations under the Proprietary Information Agreement, including the noncompetition covenants set forth therein, and Executive’s entitlement to the Severance Benefits is conditioned on Executive’s compliance with the covenants in the Proprietary Information Agreement, including the noncompetition covenants set forth therein.
(iii)Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
(h)Definitions.
(i)“Cause” means Executive’s (i) material and sustained refusal to substantially perform Executive’s duties and obligations under this Agreement, which failure is not cured within 30 days following notice from the Board; (ii) material breach of the material written policies, standards, codes of conduct, and regulations established by any member of the Company Group from time to time (including those relating to workplace discrimination, sexual harassment and/or retaliation), which failure is not cured within 30 days following notice from the Board; (iii) conviction of, or plea of nolo contendere to, any felony, or any other crime that involves moral turpitude, fraud, theft, or embezzlement, or (iv) willful misconduct or gross negligence in the performance of Executive’s duties to the Company under this Agreement that causes, or is reasonably expected to cause, material financial or reputational harm to the Company Group.
(ii)“Good Reason” means the occurrence of any of the following events without Executive’s written consent:
(1)material reduction of Executive’s position, reporting relationship, authority, duties or responsibilities, provided that a reduction in authority, duties or responsibilities solely related to the Company no longer being a reporting company with the U.S. Securities and

Exhibit 10.3
Exchange Commission or its equity securities no longer being listed on a national securities exchange shall not in of itself constitute Good Reason under this subclause;
(2)a material reduction in Executive’s Base Salary, other than a reduction that applies prior to a Change in Control not exceeding 5% that is part of an across-the-board salary reduction program that applies proportionately to all executives and senior management of the Company and is implemented in connection with an actual or expected significant adverse change in the Company’s financial position; or a material reduction of Executive’s Target Bonus (which, for the avoidance of doubt, shall not be triggered by the Company’s payment of no Annual Bonus, or an actual Annual Bonus that is lower than the Target Bonus, in each case as a result of performance);
(3)(A) a relocation of Executive’s principal Company workplace by more than 50 miles or (B) a material change to Executive’s ability to work remotely pursuant to Company policy or any arrangement between the Company and Executive in effect immediately prior to a Change in Control; or
(4)material breach by any member of the Company (or any member of the Company Group) of this Agreement or any other agreement with Executive.
Notwithstanding the foregoing, Executive will not be deemed to have Good Reason unless Executive provides the Company with written notice of the condition giving rise to Good Reason within 120 days after is initial occurrence, the Company fails to cure such condition within 30 days following the date the Company receives such notice (the “Cure Period”) and such resignation is effective within 30 days following the end of the Cure Period.
(iii)“Disability” means the inability of Executive to perform, with or without reasonable accommodation, the essential functions of Executive’s position for 180 calendar days in the aggregate during any 12-month period, by reason of physical or mental incapacity or impairment, as determined by a duly licensed physician reasonably selected by the Company.
(i)Resignation From all Positions. On termination of the Executive’s employment hereunder for any reason, the Executive shall immediately resign from any and all other positions or committees that the Executive holds or is a member of with any member of the Company Group, including as an officer or director and shall, in the absence of further action, be deemed to have so resigned from all such positions.
(j)Cooperation with Company after Termination of Employment. Following termination of Executive’s employment for any reason, Executive agrees to provide reasonable cooperation to the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company. Such cooperation includes, without limitation, making Executive available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions and trial testimony. The Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in connection with any such cooperation and will make reasonable efforts to accommodate Executive’s scheduling needs and for more than de minimis service, the parties will agree on a mutually agreeable per diem rate.
6.Application of Section 409A. It is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a “Separation from Service” (as defined in Section 409A). For purposes of Section 409A, Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments

Exhibit 10.3
and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. If the Company determines that the severance benefits provided under this Agreement constitutes “nonqualified deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6 and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in this Section 6. No interest shall be due on any amounts deferred pursuant to this Section 6. To the extent that any Severance Benefits are nonqualified deferred compensation under Section 409A of the Code and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of any such Severance Benefits will not be made or begin until the later calendar year. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
7.Section 280G. Notwithstanding any other provision of this Agreement to the contrary, if payments made or benefits provided pursuant to this Agreement or under any other agreement or arrangement with any member of the Company Group or any person or entity are considered “parachute payments” under Section 280G of the Code, then such parachute payments will be limited to the greatest amount that may be paid to Executive under Section 280G of the Code without causing any loss of deduction to the Company under such section, but only if, by reason of such reduction, the net after tax benefit to Executive will exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” for purposes of this Agreement will mean the sum of (i) the total amounts payable to the Executive under this Agreement, plus (ii) all other payments and benefits which the Executive receives or then is entitled to receive from the Company or otherwise that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal and state income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing will be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The determination as to whether and to what extent payments are required to be reduced in accordance with this Section 7 will be made at the Company’s expense by a certified public accounting firm that is recognized for its expertise in Section 280G of the Code as may be designated by the Company prior to a change in control (the “Accounting Firm”). In the event of any mistaken underpayment or overpayment under this Agreement, as determined by the Accounting Firm, the amount of such underpayment or overpayment will forthwith be paid to Executive or refunded to the Company, as the case may be. In the event of any reduction in payments pursuant to this paragraph, payments and benefits shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. In the event that acceleration of compensation from equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant. In connection with making determinations under this Section 7, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by Executive before or after the Change in Control, including any non-competition provisions that may apply to Executive, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.
8.General Provisions.

Exhibit 10.3
(a)Notices. Any notices required herein to be in writing shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic mail if sent during normal business hours of the recipient, and if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at either Executive’s address as listed on the Company payroll, or Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten days advance written notice to the other.
(b)Severability. When possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision of this is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
(c)Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination for such period as may be appropriate under the circumstances.
(d)Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
(e)Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements (including, without limitation, the Prior Agreement). This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Proprietary Information Agreement or other similar confidentiality and restrictive covenant agreements. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.
(f)Good Reason. The Company and the Executive agree that this Amended and Restated Employment Agreement does not constitute grounds for “Good Reason” pursuant to the Prior Agreement, or otherwise constitute any trigger for the Company’s payment of any severance benefits to Executive pursuant to the Prior Agreement.
(g)Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The parties agree that facsimile and scanned image copies of signatures will suffice as original signatures.
(h)Withholding Taxes. All payments under this Agreement shall be subject to applicable federal, state, and local and other required tax withholdings. The Company is entitled to withhold from any payment due to Executive any amounts required to be withheld by applicable laws or regulations.
(i)Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
(j)Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the

Exhibit 10.3
Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.
(k)Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Delaware.
(l)Dispute Resolution. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. Except where prohibited by law, the parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Princeton/Trenton, New Jersey area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section 8(l) survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.
(m) Subject to the provisions of the Company’s Certificate of Incorporation and By-Laws, each as amended from time to time, the Company shall indemnify Executive (and provide reimbursement of reasonable expenses as incurred) to the fullest extent permitted by the laws of the State of Delaware, as amended from time to time, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorney’s fees) actually and reasonably incurred or paid by Executive in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Executive of services for, or the acting by Executive as a director, officer or employee of, the Company or any other person or enterprise at the Company’s request if Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe Executive’s conduct was unlawful. The Company shall at all times during the term of this Agreement maintain appropriate levels of Director and Officer Liability insurance and shall provide coverage thereunder to Executive.
[SIGNATURES TO FOLLOW ON NEXT PAGE]

Exhibit 10.3

Exhibit 10.3

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.
BTRS HOLDINGS, INC., D/B/A BILLTRUST

By: /s/ Flint Lane
Name: Flint Lane
Title: Chief Executive Officer

EXECUTIVE

/s/. Steven Pinado
Steven Pinado

Exhibit 10.3
Exhibit A
RELEASE OF CLAIMS

This Release of Claims Agreement (this “Agreement”) is entered into by and between BTRS Holdings, Inc., d/b/a Billtrust, a Delaware corporation, with its principal place of business in Hamilton, New Jersey (“Company”) and Steven Pinado (“Executive”), effective as of as of [●].
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, including the entitlement to the Severance Benefits, as defined in and provided for under the Amended and Restated Executive Employment Agreement between Executive and the Company, dated as of [●] (as amended from time to time in accordance with its terms, the “Employment Agreement”), the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:
1.General Release. Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby voluntarily, unconditionally, irrevocably and absolutely releases and forever discharges the Company and its past, present and future parents, affiliates, subsidiaries, portfolio companies and investments, and each of their predecessors, successors and assigns, and each of their respective officers, employees, directors, agents, attorneys, insurers, benefit plans, benefit plan administrators, and all of their predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, actions and causes of action, rights, obligations, demands, debts, promises, damages, liabilities, suits, controversies, actions, crossclaims, counterclaims, compensatory damages, liquidated damages, punitive or exemplary damages and any other damages, claims for costs and attorneys’ fees, losses or liabilities of any nature whatsoever in law and in equity and any other liabilities, in each case, known or unknown, suspected or unsuspected of any nature whatsoever (collectively, “Claims”) (i) arising on or prior to the date upon which Executive signs this Agreement and (ii) arising from or in any way related to Executive’s employment or termination of employment with any of the Released Parties, in each case, that Executive ever had, now has, or may hereafter have against any Released Party (the “Released Claims”), including, but not limited to, (x) any Claims under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”) and (y) any other federal, state, local or other law, regulation, ordinance, constitutional provisions, executive order or other source of law; provided, however, that the Released Claims will not include (A) the obligations of the Company under this Agreement or the obligation of the Company to pay the Severance Benefits, (B) the obligations of the Company to continue to provide indemnification to Executive as provided in the Company’s or any of its affiliate’s governing documents or as otherwise agreed with Executive under the Employment Agreement or any other agreement providing for indemnification rights, (C) any Claim under directors’ and officers’ insurance or other fiduciary or liability coverage, including with respect to any claims made or threatened against Executive in Executive’s capacity as a director, manager, officer or employee of the Company or any of its affiliates or as an administrator under any of its employee benefit plans, (D) any Claim to vested benefits under any Company employee benefit plan or equity incentive plan, (E) any Claim Executive may have as a current or former shareholder of the Company or any of its affiliates, and (F) any Claims that cannot be waived by private agreement under applicable law. Executive further agrees that any payments to be provided by the Company pursuant to this Agreement will be in full satisfaction of any and all Released Claims. The provision of such payments will not be deemed an admission of liability or wrongdoing by any of the Released Parties. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from confidentially or otherwise communicating or filing a charge or complaint with a federal, state, local or other governmental agency or regulatory entity, participating in a governmental agency or regulatory investigation or giving truthful testimony to a governmental agency or regulatory entity if properly subpoenaed or otherwise required to do so under applicable law.
2.ADEA. By signing this Agreement, Executive hereby acknowledges and confirms the following: (i) Executive was advised by the Company in connection with Executive’s termination to consult with an attorney of Executive’s choice prior to signing this Agreement and to have such attorney explain to Executive the terms of this Agreement, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA ; (ii) Executive has been given a period of not fewer than [21] [45] days to consider the terms of this Agreement and to consult with an attorney of Executive’s choosing with respect thereto; (iii) Executive is providing the release and discharge in this Agreement in

Exhibit 10.3
exchange for consideration in addition to anything of value to which Executive is already entitled; and (iv) that Executive knowingly and voluntarily accepts the terms of this Agreement.
3.Representation. Executive hereby represents that Executive has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit or administrative agency proceeding, or action at law or otherwise against any of the Released Parties.
4.Representation by Counsel. Executive acknowledges and agrees that Executive has been advised to consult with legal counsel prior to executing this Agreement.
5.Entire Agreement; No Oral Modifications. This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes and replaces any express or implied prior agreement with respect to the matters covered hereby provided that the terms of the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement to which Executive is a party with the Company and, to the extent necessary to give effect to the intent thereof, the terms of the Employment Agreement, shall continue in full force and effect in accordance with their terms. This Agreement may be amended only by a written document signed by the parties hereto.
6.Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware determined without regard to the choice of law provisions thereof.
7.Voluntary Assent. Executive affirms that Executive has read this Agreement and understands all of its terms. Executive further acknowledges that Executive has voluntarily entered into this Agreement; that Executive has not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; and that this document gives Executive the opportunity and encourages Executive to have this Agreement reviewed by the Executive’s attorney.
8.Waiver. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.
9.Severability. In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.
10.Successors. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors, heirs, estates and permitted assigns.
11.Review and Revocation. Executive acknowledges and agrees that Executive has been given [21/45] calendar days to consider the terms of this Agreement, although Executive may execute it any time sooner. Executive acknowledges that Executive has seven calendar days following Executive’s execution of this Agreement to revoke Executive’s consent to the Agreement. Any notice of revocation of the Agreement is effective only if received by [●] at [●] in writing within the above-referenced seven days. Executive understands and agrees that if Executive revokes this Agreement within the above-referenced seven days, this Agreement shall be null and void and Executive will not be entitled to any severance payments or benefits under the Employment Agreement. Executive understands and agrees that upon the eighth calendar day following Executive’s execution of this Agreement, this Agreement shall become effective.

[SIGNATURE PAGE FOLLOWS]

Exhibit 10.3
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.
BTRS HOLDINGS, INC., D/B/A BILLTRUST

By:
Name: [●]
Title: [●]

EXECUTIVE

Steven Pinado

Exhibit 10.3
EXHIBIT B1
EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION
AND NON-SOLICITATION AGREEMENT
In consideration of my employment or continued employment by BTRS Holdings, Inc. d/b/a Billtrust (“Employer”), and its subsidiaries, parents, affiliates, successors and assigns (together with Employer, “Company”), the compensation paid to me now and during my employment with Company, and Company’s agreement to provide me with access to its Confidential Information (as defined below), I, the undersigned employee, enter into this Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement with Employer (the “Agreement”).
RECITALS
WHEREAS, during the course of my employment, I will have access to and knowledge of Company’s trade secrets and Confidential Information; and
WHEREAS, it is of material benefit to restrict the disclosure of Company’s trade secrets and Confidential Information with a nondisclosure, non-solicitation, and non-competition agreement, all of which are reasonable in terms of scope, geography and duration.
Accordingly, in consideration of the mutual promises and covenants contained herein, Employer (on behalf of itself and Company) and I agree as follows:
1.Confidential Information Protections.
a.Recognition of Company’s Rights; Nondisclosure. My employment by Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below) and Company has a protectable interest in the Confidential Information. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information, except as required in connection with my work for Company, as approved by an officer of Company or as required by law. I will obtain written approval by an officer of Company before I lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I will take all reasonable precautions to prevent the disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I agree that Company information or documentation to which I have access during my employment, regardless of whether it contains Confidential Information, is the property of Company and cannot be downloaded or retained for my personal use or for any use that is outside the scope of my duties for Company.
b.Confidential Information. “Confidential Information” means any and all confidential knowledge or data of Company and includes any confidential knowledge or data that Company has received, or receives in the future, from third parties that Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, data, technology, know-how, designs and techniques, and any other work product of any nature, and all Intellectual Property Rights (defined below) in all of the foregoing (collectively, “Inventions”), including all Company Inventions (defined in Section 2.1); (b) information regarding research, development, new products, business and
1 New Jersey-specific language in brackets to be removed for employees not based in New Jersey.

Exhibit 10.3
operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, suppliers and supplier information; (c) information about customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, and other non-public information; (d) information about Company’s business partners and their services, including names, representatives, proposals, bids, contracts, and the products and services they provide; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information that a competitor of Company could use to Company’s competitive disadvantage. However, Company agrees that I am free to use information that I knew prior to my employment with Company or that is, at the time of use, generally known in the trade or industry through no breach of this Agreement by me.
1.Third Party Information. I understand, in addition, that Company has received, and in the future will receive, from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.
a.Term of Nondisclosure Restrictions. I will only use or disclose Confidential Information and Third Party Information as provided in this Section 1 and I agree that the restrictions in this Section 1 are intended to continue indefinitely, even after my employment by Company ends. However, if a time limitation on my obligation not to use or disclose Confidential Information and Third Party Information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Company and I agree that the two year period after the date my employment ends will be the time limitation relevant to the contested restriction; provided, however, that my obligation not to disclose or use trade secrets that are protected without time limitation under applicable law shall continue indefinitely.
b.No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto Company’s premises any unpublished documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing.
c.Restricted Access Granted. In exchange for my agreement not to disclose or use Confidential Information or Third Party Information, except as required in performing my duties for Company, and for the non-solicitation covenants, and the other promises provided herein, Company agrees to grant me access to Confidential Information or Third Party Information required to fulfill the duties of my position.
2.Assignments of Inventions.
a.Definitions. The term (a) “Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights, all rights to priority, and any rights to apply for any such rights, as well as all rights to pursue remedies for infringement or violation of any such rights); (b)

Exhibit 10.3
“Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d) “Company Inventions” means any and all Inventions (and all Intellectual Property Rights related to Inventions) that are made, conceived, developed, prepared, produced, authored, edited, amended, reduced to practice, or learned or set out in any tangible medium of expression or otherwise created, in whole or in part, by me, either alone or with others, during my employment by Company, and all printed, physical, and electronic copies, and other tangible embodiments of Inventions.
b.Non-Assignable Inventions. THIS IS TO NOTIFY me [in accordance with Section 34:1B-265 of the New Jersey Statutes] that the provisions in this Section 2 between me and Employer shall not apply to an invention that I developed entirely on my own time without using Employer equipment, supplies, facilities, or trade secret information, except for those inventions that either: (a) relate to Employer’s business, or actual or demonstrably anticipated research or development; or (b) result from any work performed by me on behalf of Employer (collectively, “Nonassignable Inventions”). To the extent a provision in this Section 2 purports to require me to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.
c.Prior Inventions.
i.On the signature page to this Agreement is a list describing any Inventions that (i) are owned by me or in which I have an interest and that were made or acquired by me prior to my date of first employment by Company, and (ii) may relate to Company’s business or actual or demonstrably anticipated research or development, and (iii) are not to be assigned to Company (“Prior Inventions”). If no such list is attached, I represent and warrant that no Inventions that would be classified as Prior Inventions exist as of the date of this Agreement.
ii.I agree that if I use any Prior Inventions and/or Nonassignable Inventions in the scope of my employment, or if I include any Prior Inventions and/or Nonassignable Inventions in any product or service of Company, or if my rights in any Prior Inventions and/or any Nonassignable Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement (each, a “License Event”), (i) I will immediately notify Company in writing, and (ii) unless Company and I agree otherwise in writing, I hereby grant to Company a non-exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Nonassignable Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above. For purposes of this paragraph, “Prior Inventions” includes any Inventions that would be classified as Prior Inventions, whether or not they are listed on the signature page to this Agreement.
d.Assignment of Company Inventions. I hereby assign to Employer all my right, title, and interest in and to any and all Company Inventions other than Nonassignable Inventions and agree that such assignment includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the

Exhibit 10.3
following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer’s customers, with respect to such rights. I further agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in this Agreement may be construed to reduce or limit Company’s rights, title, or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement.
e.Obligation to Keep Company Informed. During my employment by Company, I will promptly and fully disclose to Company in writing all Inventions that I author, conceive, or reduce to practice, either alone or jointly with others. At the time of each disclosure, I will advise Company in writing of any Inventions that I believe constitute Nonassignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate my belief. Subject to Section 2.3(b), Company agrees to keep in confidence, not use for any purpose, and not disclose to third parties without my consent, any confidential information relating to Nonassignable Inventions that I disclose in writing to Company.
f.Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.
g.Ownership of Work Product. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
h.Enforcement of Intellectual Property Rights and Assistance. I will assist Company, in every way Company requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions in the world. My obligation to assist Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned to Employer under this Agreement.
i.Incorporation of Software Code. I agree not to incorporate into any Inventions, including any Company software, or otherwise deliver to Company, any software code licensed under the GNU General Public License, Lesser General Public License, or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except in strict compliance with Company’s policies regarding the use of such software or as specifically directed by Company.
3.Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Employer at all times.

Exhibit 10.3
4.Duty of Loyalty During Employment. During my employment by Company, I will not, without Company’s written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.
5.No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers. Subject to future modification by Section 10.3 below, I agree that during the period of my employment and for the one-year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:
a.solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person who was employed by Company during the term of my employment with Company and who is then employed by Company or who has left the employment of Company within the preceding twelve months, or any person or entity was engaged by Company as a consultant or independent contractor during the term of my employment with Company and who is then engaged by Company or who has left the engagement with Company within the preceding twelve months, to terminate his, her or its relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined below);
b.hire, employ, or engage any person who was employed by Company during the term of my employment with Company and who is then employed by Company or who has left the employment of Company within the preceding twelve months in a business venture as partners or owners or other joint capacity, or attempt to hire, employ, or engage any person who was employed by Company during the term of my employment with Company and who is then employed by Company or who has left the employment of Company within the preceding twelve months in a business venture as partners or owners or other joint capacity;
c.solicit, induce, encourage, or participate attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;
d.solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services;
e.solicit, induce, encourage or attempt to solicit, induce, or encourage, any franchisee, joint venture, supplier, vendor or contractor who conducted business with Company at any time during the two year period preceding the termination of my employment with Company, to terminate or adversely modify any business relationship with Company or not to proceed with, or enter into, any business relationship with Company, nor shall I otherwise interfere with any business relationship between Company and any such franchisee, joint venture, supplier, vendor or contractor; or
f.perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.
The parties hereto agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which used, or was solicited by the Company to perform, services at any time during the two-year period preceding the termination of my employment with Company.
The parties hereto agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than Company that competes with a product, service, or process, including the research and

Exhibit 10.3
development thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information during my employment by Company.
6.Non-Compete Provision.
a.Subject to future modification by Section 10.3 below, I agree that during my period of employment with the Company and for the one year period after the date my employment ends for any reason (or the two year period after the date my employment ends if my employment ends due to a Qualifying CIC Termination, as defined in my employment agreement with Employer), including but not limited to voluntary termination by me or involuntary termination by Company (except as prohibited by law), I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services (defined above) anywhere in the Restricted Territory (defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.
b.The parties hereto agree that, for purposes of this Agreement, “Restricted Territory” means (i) all counties in the state in which I primarily perform or performed services for Company; (ii) all other states of the United States of America in which Company provided goods or services, had customers, or otherwise conducted business on the date of termination of employment relationship with Company; and (iii) any other countries from which Company provided goods or services, had customers, or otherwise conducted business on the date of the termination of my relationship with Company. Notwithstanding the foregoing, this Section 6 shall not be deemed to preclude me from engagement by a corporation some of the activities of which are Conflicting Services if my engagement does not relate, directly or indirectly, to such competitive business, and nothing contained in this Section 6 shall be deemed to prohibit me from acquiring or holding, solely for investment, publicly traded securities of any corporation some of the activities of which are competitive with the business of the Company so long as such securities do not constitute three percent (3%) or more of any class or series of outstanding securities of such corporation.
7.Reasonableness of Restrictions. I have read this entire Agreement and understand it. I acknowledge that (i) I have the right to consult with counsel prior to signing this Agreement, (ii) I will derive significant value from Company’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to Company, and (iii) that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for Company’s exclusive benefit and my obligations not to compete and not to solicit are necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of Company. I agree that (i) this Agreement does not prevent me from earning a living or pursuing my career, and (ii) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section and/or Section 13.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.
8.No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any written or oral agreement in conflict with this Agreement.

Exhibit 10.3
9.Return of Company Property. When I cease to be employed by Company or upon the Company’s earlier request, I will deliver to Company any and all materials, together with all copies thereof, containing or disclosing any Company Inventions, or Confidential Information. I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such information and then permanently delete such information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time during my employment, with or without notice. Prior to leaving, I hereby agree to (i) provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including without limitation any login, password, and account information, (ii) cooperate with Company in attending an exit interview, and (iii) complete and sign Company’s termination statement if required to do so by Company.
10.Legal and Equitable Remedies.
a.I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. Accordingly, in addition to any remedies available under applicable law and/or as set forth in any equity agreements between me and Company (including option grant notices), I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company. Therefore, and notwithstanding any arbitration provision contained in my employment agreement with Employer, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, by any court having jurisdiction, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.
b.In the event Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of twelve (12) months from the effective date of the order enforcing the Agreement.
11.Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled [“Attention Chief Executive Officer,”] and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.
12.Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If I am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Sections 5 and 6 of this Agreement are in effect, and such employment or opportunity could reasonably be deemed to conflict with my obligations under this Agreement, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with and to make such persons aware of my obligations under this Agreement.

Exhibit 10.3
13.General Provisions.
a.Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the state of [New Jersey] without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. I expressly consent to the personal jurisdiction and venue of the state and federal courts located in [New Jersey] for any lawsuit filed there against me by Company arising from or related to this Agreement.
b.Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.
c.Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, Affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise. For avoidance of doubt, Company’s successors and assigns are authorized to enforce Company’s rights under this Agreement.
d.Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.
e.Employment At-Will. I understand and agree that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice, except as prohibited by law.
f.Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.
g.Waiver of Statutory Information Rights. I hereby waive any current or future rights I may have under Section 220 of the Delaware General Corporation Law (and similar rights under other applicable law) to inspect, or make copies and extracts from, Company’s stock ledger, any list of its stockholders, or any other books and records of Company or any of its Affiliates or subsidiaries, in my capacity as a holder of stock, shares, units, options, or any other equity instrument.
h.Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.
i.Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the

Exhibit 10.3
same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
j.Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE RIGHT TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.
k.Entire Agreement. The obligations in Sections 1 and 2 of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant, employee or other service provider if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement between me and Company with respect to the subject matter of this Agreement and supersedes and merges all prior discussions and agreements between us, whether written or oral (including, without limitation, any Employee Confidentiality Agreement to which I was a party with Company (or any predecessor thereto); provided, however, if, prior to execution of this Agreement, Company and I were parties to any agreement regarding the subject matter hereof (including, without limitation, any Employee Confidentiality Agreement), that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.Protected Activity Not Prohibited. I understand that nothing in this Agreement limits or prohibits me from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by law enforcement, any federal, state or local government agency or commission that enforces anti-discrimination laws, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, Company, discussing the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. Notwithstanding, in making any such disclosures or communications, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. I further understand that I am not permitted to disclose Company’s attorney-client privileged communications or attorney work product. For the avoidance of doubt, I understand that nothing in this Agreement prohibits me from making good-faith allegations, claims or disclosures regarding unlawful employment practices or speaking with an attorney regarding the same.

[Signatures to follow on next page]

Exhibit 10.3
This Agreement will be effective as of the date signed by the Employee below.

EMPLOYER:	EMPLOYEE:

(Signature)	(Signature)

(Printed Name)	(Printed Name)

(Title)	(Date Signed)

PRIOR INVENTIONS
1. Prior Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Prior Inventions:
☐    No Prior Inventions.
☐    See below:

☐    Additional sheets attached.
2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

Excluded Invention	Party(ies)	Relationship